Exhibit 3.2
VOTING AGREEMENT
BETWEEN
VEON HOLDINGS B.V.
VEON LTD.
and
THE COVERED PERSONS SIGNATORY HERETO
Dated as of September 10, 2024

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This Voting Agreement, dated as of September 10, 2024 (as amended, supplemented, waived or otherwise modified from time to time in accordance with its terms, this
“Agreement”), among VEON Holdings B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands
(registration number 34345993) (“VEON Holdings”), VEON Ltd., an exempted company limited by shares incorporated and existing under the laws of Bermuda with registration number 43271
(“VEON Ltd.”), and the Covered Persons (hereinafter defined).
WITNESSETH:
WHEREAS on or about 1 March 2024, VEON Ltd. issued 92,459,532 common shares of nominal value US$0.001 each in the capital of VEON Ltd. (the “Common Shares”) to VEON
Holdings, in respect of share awards made or to be made to employees, managers and directors of
VEON Ltd. and its Subsidiaries under current and future share incentive plans of VEON Ltd. (the
“Share Incentive Plans”, and such Common Shares held by VEON Holdings being referred to in this Agreement as the “Covered Shares”), and with a view to VEON Holdings satisfying such share and incentive awards on behalf of VEON Ltd.
WHEREAS, the Covered Persons have agreed to the voting of their Covered
Shares in line with the provisions of this Agreement.
VEON Ltd. is party to this Agreement to acknowledge the rights of the Covered
Persons to cause VEON Holdings to vote the Covered Shares in accordance with the provisions of this Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual agreements, covenants and provisions herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND OTHER MATTERS
Section 1.1. Definitions. The following words and phrases as used herein shall have the following meanings, except as otherwise expressly provided or unless the context otherwise requires:
(a)This “Agreement” shall have the meaning ascribed to such term in the preamble.
(b)“Applicable Community Property Laws” means the applicable marital property ownership regime relevant to the home domicile of or otherwise applicable to a Covered Person.
(c)“Attorney-in-Fact” has the meaning ascribed to such term in Section 2.2(b).
(d)“Award Date” means, in respect of a Covered Person, the date on which that Covered
Person signs this Agreement or the Reg S Certificate in respect of his Covered Shares, whichever date is later, and “Award Date” shall be read as such in respect of each separate Covered Person, and in respect of each separate award of Common Shares to that Covered Person;

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(e)A “beneficial owner” of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii)
investment power, which includes the power to dispose, or to direct the disposition of, such security, but for purposes of this Agreement a person shall not be deemed a beneficial owner of
Common Shares solely by virtue of the possession of the legal right to vote securities under applicable law (such as by proxy, power of attorney or appointment as corporate representative).
(f)“Board of Directors” shall mean the Board of Directors from time to time of VEON Ltd.
(g)“Collated Votes” shall have the meaning ascribed to such term in Section 3.1(a).
(h)“Common Shares” shall have the meaning ascribed to such term in the preamble.
(i)“Company” shall mean VEON Ltd., together with its Subsidiaries from time to time including, without limitation, VEON Holdings.
(j)“Continuing Provisions” shall have the meaning ascribed to such term in Section 5.1(b).
(k)“Covered Persons” shall mean those persons, other than VEON Holdings, who are from time-
to-time parties to this Agreement and whose names and Covered Shares are detailed on the
Covered Persons List.
(l)"Covered Persons List” means the list of Covered Persons maintained and updated by VEON
Ltd. and VEON Holdings in respect of awards made under the Share Incentive Plans and detailing their Covered Shares from time to time.
(m)A Covered Person’s “Covered Shares” shall mean any Common Shares awarded to such
Covered Person under, pursuant to or otherwise in connection with the Share Incentive Plans, as previously issued by VEON Ltd. to VEON Holdings on and subject to the terms of the custodial arrangements herein, and beneficially owned by such Covered Person at the time in question. A Covered Person “acquires” Covered Shares when such Covered Person first acquires beneficial ownership of or beneficial title to such Covered Shares.
(n)“Holdings Board” means the management board (or equivalent body with governance authority) of VEON Holdings from time to time, including any directors, officers, authorized signatories, delegates, or attorneys-in-fact for the time being thereof.
(o)A “person” shall include, as applicable, any individual, estate, trust, corporation, company
(whether limited or unlimited), partnership, limited partnership, limited liability company, foundation, association or other entity.
(p)“Reg S Certificate” means the certificate executed or to be executed and delivered to VEON
Ltd by each Covered Person, in which the Covered Person represents and warrants, among other things, that he is not a U.S. Person, and that he understands and agrees to the relevant
U.S. restrictions in relation to the Common Shares to be received by him;

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(q)“Share Incentive Plans” shall mean all of VEON Ltd.’s existing and future equity incentive-
based compensation plans and any of them.
(r)“Sole Beneficial Owner” shall mean a person who is the beneficial owner of Covered Shares, who does not share beneficial ownership of such Covered Shares with any other person (other than pursuant to this Agreement or Applicable Community Property Laws) and who is the
only person (other than pursuant to Applicable Community Property Laws) with a direct economic interest in the Covered Shares.
(s)“Subsidiary” shall mean any person in which VEON Ltd. owns, directly or indirectly, at least a majority of the equity, economic or voting interest or has the ability to appoint a majority of the board of directors (or equivalent management structure) for such person.
(t)“Transfer” shall mean any sale, transfer, assignment, pledge, hypothecation or other disposition, whether direct or indirect, whether or not for value, and shall include any disposition of the economic or other risks of ownership of Covered Shares, including short sales of securities of VEON Ltd., option transactions (whether physical or cash settled) with respect to securities of VEON Ltd., use of equity or other derivative financial instruments relating to securities of VEON Ltd. and other hedging arrangements with respect to securities of VEON Ltd.
(u)“Transfer Date” means the date on which the Transfer of Covered Shares to a depositary in connection with the listing of the Covered Shares on a securities exchange, is initiated, and which date shall be on the day after the one-year anniversary of the Award Date; provided, however, that this date may be delayed at the discretion of VEON Holdings by (i) a maximum of an additional 40 days from the aforementioned day, in order to allow for the Transfer of a consolidated block of Covered Shares or (ii) indefinitely in the event the Covered Person has not provided the documentation required for the Transfer of Covered Shares; and “Transfer
Date” shall be read as such in respect of each separate Covered Person, and in respect of each separate award of Common Shares to that Covered Person;
(v)“Transfer Restrictions” shall have the meaning ascribed to such term in Section 2.1(a).
(w)“VEON Ltd.” shall have the meaning ascribed to such term in the preamble hereto.
(x)“vote” shall include, without limitation, actions taken or proposed to be taken by written consent.
(y)“Voting Proxy” shall have the meaning ascribed to such term in Section 3.1(b).
Section 1.2. Gender. For the purposes of this Agreement, the words “he,” “his” or “himself” shall be interpreted to include the masculine, feminine and corporate, other entity or trust form.
Section 1.3 Articles, Sections, Schedules. In this Agreement, references to an Article, Section,
Schedule, Appendix, or Annexures are to the articles, sections, schedules, appendices and/or annexures of and to this Agreement.

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ARTICLE II
LIMITATIONS ON TRANSFER OF SHARES
Section 2.1. Transfer Restrictions. By executing this Agreement, each Covered Person and
VEON Holdings acknowledge and agree that such Covered Person shall at all times be deemed to be the Sole Beneficial Owner of such Covered Person’s Covered Shares from the Award Date until the Transfer Date (such requirements with respect to ownership of Covered Shares, collectively, the “Transfer Restrictions”).
Section 2.2. Registration of Covered Shares; Appointment of Attorney-in-fact.
(a)Each Covered Person understands, acknowledges and irrevocably agrees that all Covered
Shares beneficially owned by such Covered Person shall be registered in the name of VEON
Holdings on the register of members of VEON Ltd. from the Award Date until the Transfer Date.
(b)By his signature hereto, each Covered Person hereby irrevocably and severally appoints each member of the Holdings Board as his true and lawful attorney- in- fact (each an “Attorney-in-
Fact”) to assign, endorse and register for transfer into VEON Holding’s name or deliver to VEON
Holding any such Covered Shares which are not so registered or so held, as the case may be, granting to such attorneys, and each of them, full power and authority to execute such documents
(including any deeds), do and perform each and every act and thing whatsoever that such attorney or attorneys may deem necessary, advisable or appropriate to carry out fully the intent of this paragraph (b) of this Section 2.2 as such Covered Person might or could do personally, hereby ratifying and confirming all acts and things that such attorney or attorneys may do or cause to be done by virtue of this power of attorney.
(c)During the period commencing on the Award Date and ending on the Transfer Date, whenever VEON Holdings, as registered holder of the Covered Shares, shall receive any dividend or other distribution in respect of any Covered Shares, the Holdings Board shall, subject always to compliance with applicable law, take all commercially reasonable steps to effect the prompt distribution of such dividend or distribution to the beneficial owner of such Covered Shares, net of any tax withholding amounts required to be withheld by VEON Holdings.
(d)Each Covered Person understands and acknowledges that VEON Ltd. does not intend to issue any share certificate representing Covered Shares beneficially owned by such Covered
Person prior to the Transfer Date.
(e)Each Covered Person irrevocably acknowledges and agrees that the Board of Directors may refuse to register a transfer of Covered Shares subject to Transfer Restrictions except in compliance with this Agreement and applicable law (including, but not limited to, Applicable
Community Property Laws to the extent relevant).
ARTICLE III
VOTING AGREEMENT
Section 3.1. Vote of Covered Persons.

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Prior to the collation of votes of the shareholders of VEON Ltd. at a general meeting of VEON
Ltd., VEON Holdings shall:
(a)within three (3) business days of receipt of the form of proxy from VEON Ltd. in respect of the matters to be considered by VEON Ltd. shareholders of record at such general meeting, forward the form of voting proxy received from VEON Ltd. (a “Voting Proxy”) to each
Covered Person, with a request that each Covered Person indicate the votes attaching to their Covered Shares on such Voting Proxy, and return the Voting Proxy to the Holdings
Board no later than five (5) business days before the date for return of votes to VEON Ltd.
ahead of the general meeting;
(b)collate the results of the Voting Proxies received from Covered Persons (“Collated Votes”);
and
(c)return a consolidated Voting Proxy to VEON Ltd. detailing the Collated Votes, no later than one (1) business day before the due date for return of proxy votes as specified by VEON
Ltd., to ensure that the Collated Votes attributable to the Covered Shares are validly cast and counted at the general meeting of VEON Ltd.
Section 3.2Transfer after record date for general meeting
For the avoidance of doubt, where the record date for a general meeting of registered holders of
VEON Ltd. shares is announced and the Transfer Date falls after such record date but prior to the date of the general meeting, the provisions of Sections 3.1 and 3.3 of this Agreement shall apply and the Covered Shares shall be voted by the Holdings Board submitting a Voting Proxy as provided herein.
Section 3.3Submission of votes by Attorney-in-Fact.
(a)By his signature hereto, each Covered Person:
(i)hereby irrevocably instructs each member of the Holdings Board, as his duly authorized Attorney-in-Fact, to collate and submit a Voting Proxy in respect of their
Covered Shares in accordance with the provisions of Section 3.1, and otherwise in the name and on behalf of the Covered Person to act with respect to all of the
Covered Person’s Covered Shares, as fully, to the same extent and with the same effect as such Covered Person might or could do as a registered shareholder of a
Bermuda company;
(ii)(subject always to the provisions of Section 3.3(a)(iii), below) hereby authorizes each member of the Holdings Board, as his Attorney-in-Fact, to vote the Covered
Shares on such other matters as may come before a meeting of shareholders of
VEON Ltd. or any adjournment thereof in their absolute discretion;
(iii)in circumstances where the Covered Person did not submit a Voting Proxy in respect of their Covered Shares whether in time, or at all, hereby authorizes each member of

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the Holdings Board, as his Attorney-in-Fact, to vote all of the Covered Persons’s
Covered Shares on their behalf in accordance with the recommendation of the Board of Directors.
Each such Covered Person hereby affirms that the delegation of authority and instructions to each
Attorney-in-Fact granted in Section 3.3(a)(i) above is given as a term of this Agreement and as such is coupled with an interest and is irrevocable during the period beginning on the Award Date and ending on Transfer Date.
Section 3.4Acknowledgment and Undertaking of VEON Ltd.
VEON Ltd. hereby acknowledges and accepts the rights of the Covered Persons to direct the
Holdings Board to vote the Covered Shares in accordance with Sections 3.1, 3.2 and 3.3 above, and irrevocably undertakes to each Covered Person to:
(a) notify the Holdings Board of its voting recommendation(s) in circumstances where the
Covered Person did not submit a Voting Proxy in respect of their Covered Shares (whether in time or at all);
(b)record the Collated Votes submitted to VEON Ltd. by VEON Holdings on a Voting Proxy by the Holdings Board (as Attorney-in-Fact);
(c)acknowledge receipt of such Collated Votes to VEON Holdings in accordance with the provisions of Section 5.7; and
(d)to aggregate such Collated Votes with the votes of all other registered holders of record of
Common Shares voting at the general meeting.
Section 3.5No Fiduciary Obligation.
(a)Except as otherwise provided in this Agreement, all determinations necessary or advisable under this Agreement (including determinations of beneficial ownership) shall be made by the
Holdings Board, whose determinations absent manifest error shall be final and binding.
(b)Each Covered Person irrevocably acknowledges and agrees that, in executing their obligations under this Agreement, each member of the Holdings Board is acting in the capacity as duly authorized representative of the Covered Person and not as directors or officers of VEON
Holdings or VEON Ltd. and in so acting or failing to act shall not have any fiduciary duties to
VEON Holdings, VEON Ltd. or the Covered Persons whether by virtue of the fact that one or more of such members may also be serving as a director or officer of VEON Holdings or otherwise. Each
Covered Person consequently acknowledges and agrees that acting in accordance with the provisions of this Agreement does not constitute a conflict for a member of the Holdings Board in any other capacity.
ARTICLE IV
OTHER AGREEMENTS OF THE PARTIES
Section 4.1. Indemnification and Expenses.

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(a)VEON Holdings shall be responsible for all expenses incurred in the operation and administration of this Agreement, including (where relevant) expenses of soliciting and collating the Collated Votes, expenses incurred in preparing appropriate filings and correspondence with
VEON Ltd., Bank of New York Mellon (as Depositary), the United States Securities and Exchange
Commission or the Netherlands Authority for the Financial Markets (Autoriteit Financiële
Markten) or other securities regulators, lawyers’, accountants’, agents’, consultants’, experts’, investment banking and other professionals’ reasonable fees, expenses incurred in enforcing the provisions of this Agreement, expenses incurred in maintaining any necessary or appropriate books and records relating to this Agreement and expenses incurred in the preparation of amendments to and waivers of provisions of this Agreement.
Section 4.2. Adjustments to Common Shares; Representatives, Successors and Assigns.
(a)In the event of any change in the Common Shares by reason of share dividends, share splits, reverse share splits, share consolidations, spin-offs, split-ups, recapitalizations, merger, amalgamation, combinations, exchanges of shares and the like, the term “Covered Shares” shall refer to and include the securities received or resulting therefrom, but only to the extent such securities are received in exchange for or in respect of Covered Shares. The interpretation of
Section 2.1 and 2.2 shall be automatically adjusted to carry out the intent of such provision(s)
notwithstanding the changes, substitutions, exchange, or adjustment(s) to the Covered Shares.
(b)In the event of any business combination, merger, amalgamation, restructuring, recapitalization or other extraordinary transaction directly or indirectly involving VEON Ltd. or any of its shares or assets as a result of which the Covered Persons shall hold voting securities of a different entity, the Covered Persons agree that this Agreement shall also continue in full force and effect with respect to such voting securities of such other entity formerly representing or distributed in respect of Common Shares, and the terms “Common Shares,” “Covered Shares,”
and “VEON Ltd.” and “Company,” shall refer to such voting securities formerly representing or distributed in respect of Common Shares and such entity, respectively.  The interpretation of
Section 2.1 and 2.2 shall be automatically adjusted to carry out the intent of such provisions, notwithstanding the changes, substitutions, exchange, or adjustment(s) to the Covered Shares.
(c)This Agreement shall be binding upon and inure to the benefit of the respective legatees, legal representatives, successors and assigns of the Covered Persons and VEON Holdings;
provided, however, that a Covered Person may not assign this Agreement or any of his rights or obligations hereunder without the prior written consent of VEON Holdings, and any purported assignment without such consent by a Covered Person shall be void.
Section 4.3. Further Assurances. Each Covered Person agrees for the benefit of every other
Covered Person to execute and deliver such additional documents (including any deeds) and take such further action as may be reasonably necessary to effect the provisions of this Agreement.
ARTICLE V
MISCELLANEOUS
Section 5.1. Term of the Agreement; Termination of Certain Provisions.

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(a)The term of this Agreement shall continue indefinitely, until terminated by VEON Holdings which it may do so unilaterally provided that it no longer is the registered holder of any Covered
Shares.
(b)Unless this Agreement is theretofore terminated pursuant to Section 6.1(a) hereof, a
Covered Person shall continue to be bound by all the provisions of this Agreement until such time as all (and not some) of his Covered Shares are Transferred to a depositary or into the name of that
Covered Person (or his duly appointed nominee). Thereafter, such Covered Person shall no longer be bound by the provisions of this Agreement other than Sections 4.3, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7,
5.8, 5.9, 510 and 5.11 (the “Continuing Provisions”), and such Covered Person’s name shall be removed from the Covered Persons List.
(c)Unless this Agreement is terminated pursuant to Section 5.1(a) hereof, the estate of any
Covered Person who dies shall from and after the date of such death be bound only by the restrictions on transfer under applicable law, in the bye-laws of VEON Ltd., or otherwise imposed by Section 2.1 hereof, the registration of title arrangements set out in Section 2.2, the voting arrangements in Section 4.2 and the Continuing Provisions; and upon the receipt of Common
Shares, representing all of their Covered Shares, into the name of a depositary, their own account or into the name of such beneficiary following the Transfer Date, the estate of such Covered
Person shall no longer be bound by the provisions of this Agreement (other than the Continuing
Provisions), and such Covered Person’s name shall be removed from the Covered Persons List.
Section 5.2. Amendments.
(a)Except as provided in Section 4.2 or this Section 5.2, any material provision of this
Agreement may be amended only by the affirmative vote of more than half of the votes represented by the Covered Shares as at the date of such vote, and subject always to the agreement of VEON
Holdings.
(b)Each party hereto understands that from time-to-time certain other persons may become
Covered Persons and certain Covered Persons will cease to be bound by the provisions of this
Agreement pursuant to the terms hereof. Accordingly, each party hereto expressly acknowledges and agrees that VEON Holdings may make minor amendments to this Agreement by action of the
Board Representatives from time to time and without the approval of any other person (save that where such amendment would have a materially adverse effect on the protections of the Covered
Holders in respect of Covered Shares under this Agreement, a vote of the holders of Covered
Shares shall be required prior to effecting any such amendment in accordance with section 6.2(a)
of this Agreement), including, but not limited to for the purposes of (i) adding to the Covered
Persons List such persons as shall be made party to this Agreement by executing a counterpart of the signature page of this Agreement, such addition to be effective as of the time of such execution and (ii) removing from the Covered Persons List such persons as shall cease to be bound by the provisions of this Agreement pursuant to Sections 6.1(b) or (c) hereof, which additions and removals shall be given effect from time to time by appropriate changes to the Covered Persons
List.
(c)Any amendment to this Agreement approved in accordance with the terms hereof by the
Covered Persons as of an applicable record date shall be binding upon all persons who subsequently become a party hereto.

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Section 5.3. Waivers.
(a)Except as provided in this Section 5, any material provision of this Agreement may be waived only by the affirmative vote of more than half of the votes represented by the outstanding
Covered Shares and with the approval of VEON Holdings.
(b)The failure of VEON Holdings or the Holdings Board at any time or times to require performance of any provision of this Agreement shall in no manner affect the rights at a later time to enforce the same. No waiver by VEON Holdings or the Holdings Board of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or the breach of any other term of this Agreement.
Section 5.4. GOVERNING LAW AND JURISDICTION. THIS AGREEMENT SHALL BE
GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF BERMUDA
AND THE COURTS OF BERMUDA SHALL HAVE EXCLUSIVE JURISDICTION IN
RESPECT HEREOF.
Section 5.5. Resolution of Disputes. The Holdings Board shall have the sole and exclusive power to enforce the provisions of this Agreement and may, in their sole discretion, direct VEON
Holdings to pursue such enforcement.
Section 5.6. Relationship of Parties. The terms of this Agreement are not intended to create a partnership or other separate entity for United States federal or state income tax purposes or under the laws of any other jurisdiction. Nothing in this Agreement shall be read to create any partnership, joint venture or separate entity among the parties or to create any trust or other fiduciary relationship between them.
Section 5.7. Notices and Acknowledgments.
(a)Any communication, demand, acknowledgment or notice to be given hereunder will be duly given (and shall be deemed to be received) when delivered in writing by hand or prepaid courier service (receipt requested) or by electronic mail to a party at its address as indicated below:
If to a Covered Person,
c/o VEON Ltd. at Claude Debussylaan 88, 1082 MD Amsterdam, The Netherlands
Email: [redacted]
Attention: [redacted]
If to the Holdings Board,
c/o VEON Holdings BV, Claude Debussylaan 88, 1082 MD Amsterdam, The Netherlands
Email: [redacted]
Attention: [redacted]
and
If to VEON Ltd.,
C/o MQ Services Ltd., Victoria Place, 31 Victoria Street, Hamilton, HM10, Bermuda
Email: [redacted]

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Attention: [redacted]
VEON Holdings shall be responsible for notifying each Covered Person of the receipt of a communication, demand or notice under this Agreement relevant to such Covered Person, in writing, at the address of such Covered Person then in the records of VEON Holdings (and each
Covered Person shall notify VEON Holdings of any change in such address for communications, demands and notices) or by electronic mail to the principal electronic address of such person maintained by VEON Ltd.
(b)Unless otherwise provided to the contrary herein, any notice which is required to be given in writing pursuant to the terms of this Agreement may be given by email.
Section 5.8. Severability. If any provision of this Agreement is finally held to be invalid, illegal or unenforceable, the remaining terms and provisions hereof shall be unimpaired.
Section 5.9. Right to Determine Tender Confidentially. In connection with any tender or exchange offer for all or any portion of the outstanding Common Shares, subject to compliance with all applicable restrictions on Transfer in this Agreement or any other agreement with VEON
Ltd. and/or VEON Holdings, each Covered Person shall have the right to determine confidentially whether such Covered Person’s Covered Shares will be tendered in such tender or exchange offer.
Section 5.10. No Third-Party Rights. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This
Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.
Section 5.11. Section Headings. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.
Section 5.12. Execution in Counterparts. This Agreement may be executed (including executed by electronic signature as permitted under the Electronic Transactions Act 1999) in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed or caused to be duly executed and delivered this Voting Agreement as a Deed as of the date first above written.
Executed and delivered as a Deed by VEON
Holdings B.V.
By /s/ Eline Goudeket
Name: Eline Goudeket
Title: Director People & Organization
Executed and delivered as a Deed by VEON Ltd.
By /s/ Asghar Jameel
Name: Asghar Jameel
Title: Group Head of People

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[Signature blocks of Covered Persons to be set forth separately.]
Executed and delivered as a DEED by)
Kaan Terzioglu…………………………….)…/s/ Kaan Terzioglu………………………..
as holder of Covered Shares)(signature of Covered Person)
in the presence of an attesting witness:)
/s/Muhammad Talha…………… (witness signature)
Witness name: Muhammad Talha
Witness address: 1703, Index Tower, DIFC, Dubai

APPENDIX A
Extract from Covered Persons List

Employee Name	# of Share
Kaan Terzioglu	2,729,000